Exhibit 99.1

2320 NW 66TH COURT GAINESVILLE, FL 32653

352-377-1140 FAX 352-378-2617

News Release

FOR IMMEDIATE RELEASE

Exactech Q1 Revenue Up 12% to $25.4M; Net Income Up 36% to $1.6M or $0.14 EPS

Company to Hold Conference Call Wednesday, April 26 at 9 a.m. Eastern

Gainesville, FL, April 25, 2006 — Exactech, Inc. (Nasdaq: EXAC) announced today that revenue for the first quarter of 2006 increased 12% to $25.4 million, from $22.6 million in the first quarter of 2005. Net income for the quarter was $1.6 million, or $0.14 per diluted share, a gain of 36% over $1.2 million, or $0.10 per diluted share, in the first quarter of 2005.

Exactech Chairman and CEO Bill Petty, MD, said, “Our year is off to an excellent start with quarterly results that came in at the upper end of our range of expectations. Sales of knee implant products, the largest segment of our business, rose 7% to $13.9 million from $13.0 million a year ago. Revenue from tissue services was particularly strong with an increase of 27% to $3.3 million, compared with $2.6 million in last year’s first quarter. Hip product sales were down 5% to $3.8 million, from $4.0 million in the first quarter of last year. We also had meaningful sales in other areas, including outstanding growth in sales of our new shoulder implant devices and our cement products.

“These results underscored the growing success of our strategy to diversify and broaden our product lines. We will continue to make progress in the mechanical and non-mechanical areas of our business. While hip sales were down slightly in the quarter, we expect that the introduction of alternative bearing surfaces later this year will stimulate sales of our hip implant products. Our diamond bearing surface, still in development, has already created interest in our surgeon customer base.

Petty said, “U.S. sales grew 7% to $19.7 million, from $18.5 million in the comparable quarter of 2005, while international sales increased 39% to $5.7 million during the quarter, from $4.1 million during the first quarter of 2005. International sales for the quarter were 22% of total sales, compared with 18% in the first quarter of 2005. Our international sales continued to benefit from strength in Europe due to market acceptance of our new rotating platform knee.”

Chief Financial Officer Jody Phillips said, “Our emphasis on cost control helped provide an excellent boost to our bottom line. Our general and administrative expenses were virtually flat at $2.6 million, and R&D expenses were up 8% to $1.5 million. Total operating expenses were up only 10% and this coupled with the 12% growth in sales and increase in gross margins, resulted in a gain in operating profit of 53%. As a percentage of sales, operating expenses were 56%, compared with 57% in the first quarter a year ago. The gross margin of 68.0% compared favorably to 66.2% a year ago, reflecting the gains we have made in cost improvements in our internal and external production activities.”

Looking forward, Exactech continues to anticipate revenue for the year 2006 of $100 million to $106 million and diluted earnings per share for the year 2006 in the range of $0.58 to $0.66. For the second quarter ending June 30, 2006, the company targets revenue in the range of $24.6 million to $27.0 million and diluted earnings per share in the range of $0.16 to $0.18. The foregoing statements regarding targets for the quarter and the year are forward-looking statements, and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are attached.

The company has scheduled a conference call on Wednesday, April 26 at 9 a.m. Eastern. The call will cover the company’s first quarter results. To participate, call (877) 704-5385 any time after 8:55 a.m. Eastern on April 26. International and local callers should dial (913) 312-1303. While in conference, if callers should experience any difficulty or require operator assistance, they can press the (*) followed by the (0) button. This will call an operator to the line.

For a live webcast of the call, visit http://viavid.net/dce.aspx?sid=00002F7B. An archived webcast will be available on the Internet for 90 days at http://www.hawkassociates.com/exactech/company.htm. Viewers will need Windows Media Player or Real Player to listen to the broadcast.

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and in more than 25 countries in Europe, Asia, Australia and Latin America.

An investment profile on Exactech may be found at http://www.hawkassociates.com/exactech/profile.htm.

Additional information about Exactech, Inc. can be found at http://www.exac.com. An online virtual investor kit containing Exactech press releases, SEC filings, current price quotes, stock charts and other useful information for investors can be found at http://www.hawkassociates.com. Investors may contact Chief Financial Officer Jody Phillips at (352) 377-1140 or Julie Marshall or Frank Hawkins, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	March 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,337	$1,007
Trade receivables, net of allowance of $662 and $458	18,562	17,360
Prepaid expenses and other assets, net	607	1,040
Inventories	55,108	53,134
Deferred tax assets	1,160	1,014

Total current assets	76,774	73,555

PROPERTY AND EQUIPMENT:
Land	1,015	1,015
Machinery and equipment	13,948	13,483
Surgical instruments	24,546	24,186
Furniture and fixtures	2,042	1,957
Facilities	10,455	8,884

Total property and equipment	52,006	49,525
Accumulated depreciation	(20,167)	(18,843)
Facilities expansion in progress	15	1,507

Net property and equipment	31,854	32,189

OTHER ASSETS:
Product licenses and designs, net	1,103	1,140
Deferred financing costs, net	259	283
Notes receivable - related party	2,435	2,053
Other investments	506	571
Advances and deposits	633	879
Patents and trademarks, net	4,245	4,169
Goodwill	352	352
Other non-current assets	14	—

Total other assets	9,547	9,447

TOTAL ASSETS	$118,175	$115,191

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,006	$9,874
Refundable deposits from customers	179	178
Income taxes payable	737	367
Current portion of long-term debt	1,263	1,109
Commissions payable	2,014	1,704
Royalties payable	836	625
Other liabilities	1,449	1,228

Total current liabilities	14,484	15,085

LONG-TERM LIABILITIES:
Deferred tax liabilities	3,718	3,757
Line of credit	19,101	17,328
Long-term debt, net of current portion	11,257	11,253
Other long-term liabilities	—	35

Total long-term liabilities	34,076	32,373

Total liabilities	48,560	47,458

SHAREHOLDERS’ EQUITY:
Common stock	114	114
Additional paid-in capital	23,955	23,698
Accumulated other comprehensive income (loss)	14	(35)
Retained earnings	45,532	43,956

Total shareholders’ equity	69,615	67,733

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$118,175	$115,191

EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Periods Ended March 31,
	2006	2005
NET SALES	$25,412	$22,607

COST OF GOODS SOLD	8,141	7,638

Gross profit	17,271	14,969

OPERATING EXPENSES:
Sales and marketing	7,886	7,156
General and administrative	2,561	2,551
Research and development	1,541	1,430
Depreciation and amortization	1,411	1,149
Royalties	832	689

Total operating expenses	14,231	12,975

INCOME FROM OPERATIONS	3,040	1,994

OTHER INCOME (EXPENSE):
Interest income	43	25
Interest expense	(496)	(102)
Foreign currency exchange gain (loss)	(10)	(49)

Total other expense	(463)	(126)

INCOME BEFORE INCOME TAXES	2,577	1,868

PROVISION FOR INCOME TAXES	937	618

INCOME BEFORE EQUITY IN NET LOSS OF OTHER INVESTMENTS	1,640	1,250

EQUITY IN NET LOSS OF OTHER INVESTMENTS	(64)	(92)

NET INCOME	$1,576	$1,158

BASIC EARNINGS PER SHARE	$0.14	$0.10

DILUTED EARNINGS PER SHARE	$0.14	$0.10

SHARES - BASIC	11,375	11,151

SHARES - DILUTED	11,596	11,565